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                                                                   EXHIBIT 10.17


October 3, 1997




Mr. Dennis K. Smith
4205 Shadow Ridge Drive
Colleyville, TX 76034

Dear Dennis:

It is our pleasure to offer you employment with Celerity systems, Inc. in the position of Vice President of Operations, reporting to Ken Van Meter - CEO, starting no later than October 20, 1997. If you accept this offer, your duties will include field project management, customer service, laboratory technicians, field installation and support technicians, production, training and documentation, and such other duties, tasks and work as may be assigned.

The position will pay $10,416.67 per month, payable in accordance with Celerity Systems' normal payroll schedule.

You will also be eligible for a bonus of up to twenty-five percent (25%) of your annual compensation, prorated based on number of months worked in the calendar year. One-half of the bonus will be based upon the degree of achievement of your management business objective. These objectives will be mutually agreed upon by yourself and the CEO within ninety (90) days of your employment. The balance of the bonus will be based upon overall company performance. This will be evaluated in January and will be determined solely by management, whose decision is final.

You will be reimbursed for up to $30,000 in relocation expenses (receipts and other applicable documentation required).

Additionally, on December 31, 1997, subject to approval of the Board of directors and your status as a full-time employee on such date; you will be awarded stock options to purchase 24,000 shares of the Company's common stock pursuant to the Employee Stock Option Plan as in effect on that date.

The exercise price will be determined at the time of the issuance of these options, and the requirements of the Plan and related tax laws.

You will be eligible to receive standard Celerity Systems employee benefits provided to full-time employees in accordance with the specific provisions and/or plans of the various benefits.

All of us at Celerity Systems expect a smooth transition and look forward to the
contributions you can make to our mutual success.   Since there can be no
guarantees, however, it is understood that your employment is at will and for no specific length of time. That is, Celerity Systems may terminate your employment at any time with or without cause, and with or without notice, and you may do the same.

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Mr. Dennis K. Smith
October 3, 1997
Page 2


Human Resources will assist you in completing the necessary payroll procedures and personnel forms.

This offer of employment will remain open until October 10, 1997, unless rescinded or modified. In order for you to accept this offer you must also accept the attached CELERITY SYSTEMS, INC. CONFIDENTIALITY, NON-DISCLOSURE, NON-COMPETE AND INVENTIONS AGREEMENT.

Please accept our congratulations. We certainly hope that you will accept this offer and join our organization.

Sincerely,


Kenneth D. Van Meter
President and CEO

cc:  Dwight Cook HR




Please acknowledge below your acceptance of this offer and return one of the two originals to me for our records. The other is for your files.


Accepted:  /s/ Dennis K. Smith                       10/17/97
          -------------------------               ---------------
               Dennis K. Smith                      Date